Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-95249) pertaining to the TESSCO Technologies Incorporated Team Member Stock Purchase Plan and the Registration Statement (Form S-8 No. 33-87178) pertaining to the TESSCO Technologies Incorporated 1994 Stock and Incentive Plan and Employee Incentive Stock Option Plan of our report dated April 16, 2004, except for Note 8, as to which the date is June 9, 2004, with respect to the financial statements and schedule of TESSCO Technologies Incorporated included in the Annual Report (Form 10-K) for the year ended March 28, 2004.

/s/ Ernst & Young, LLP

Baltimore, Maryland
June 16, 2004